As filed with the Securities and Exchange Commission on January 4, 2017

Registration No. 033-23194

Registration No. 033-10407

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3 Registration Statement No. 033-23194

Form S-3 Registration Statement No. 033-10407

UNDER

THE SECURITIES ACT OF 1933

St. Jude Medical, LLC

(Exact name of registrant as specified in its charter)

Delaware	38-4020984
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One St. Jude Medical Drive

St. Paul, Minnesota 55117

(651) 756-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karen M. Peterson

Vice President and Treasurer

St. Jude Medical, LLC

One St. Jude Medical Drive

St. Paul, Minnesota 55117

(651) 756-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Berry Assistant Secretary	David K. Lam Victor Goldfeld
St. Jude Medical, LLC	Wachtell, Lipton, Rosen & Katz
One St. Jude Medical Drive	51 W 52nd Street
St. Paul, Minnesota 55117	New York, NY 10019
(651) 756-2000	(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were registered but unsold under the above referenced registration statements as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by St. Jude Medical, LLC, a Delaware limited liability company (the “Registrant”) and successor in interest to St. Jude Medical, Inc., a Minnesota corporation (the “Company”), relates to the Registration Statements on Form S-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 21, 1988 (Registration No. 033-23194) and November 25, 1986 (Registration No. 033-10407) (collectively, the “Registration Statements”).

On January 4, 2017, the Company was acquired by Abbott Laboratories, an Illinois corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of April 27, 2016 (the “Merger Agreement”), by and among Parent, the Company, Vault Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”), and Vault Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”). Pursuant to the Merger Agreement, Merger Sub 1 merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, followed by the merger of the Company with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving limited liability company and a wholly owned subsidiary of Parent. Merger Sub 2 has been renamed St. Jude Medical, LLC.

As a result of the Mergers, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unissued under such Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abbott Park, State of Illinois, on January 4, 2017.

St. Jude Medical, LLC

By:	/s/ Karen M. Peterson
Karen M. Peterson
Vice President and Treasurer

*       Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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